Exhibit 10.1

THE ALLSTATE CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

(Effective December 30, 2011)

3.37	Legal and Other Expenses	7
3.38	Majority Owner	7
3.39	More than 30% Owner	7
3.40	Notice of Consideration	7
3.41	Notice of Termination	8
3.42	Officer	8
3.43	Participant	8
3.44	Person	8
3.45	Plan Administrator	8
3.46	Plan Date	8
3.47	Plans	8
3.48	Policies	8
3.49	Post-Change Period	8
3.50	Potential Parachute Payments	8
3.51	Pro-rata Annual Bonus	8
3.52	Reorganization Transaction	8
3.53	Section	8
3.54	SERP	8
3.55	Severance Plan	9
3.56	Similarly Owned Company	9
3.57	Subsidiary	9
3.58	Surviving Corporation	9
3.59	Target Annual Bonus	9
3.60	Taxes	9
3.61	Termination Date	9
3.62	Termination of Employment	9
3.63	Voting Securities	10

ARTICLE IV
4.1	Eligibility and Participation	10

ARTICLE V
5.1	Eligibility for Article V Benefits	10
5.2	Vesting and Payment of Benefits	11
5.3	Payment of Benefits During Post-Change Period	11
5.4	No Duplication	11

ARTICLE VI
6.1	Termination of Employment by a Participant for Good Reason or by an Employer Other Than for Cause, Death or Disability	11
6.2	Termination of Employment for Cause	12
6.3	Termination of Employment Other Than for Good Reason	13
6.4	Termination of Employment for Disability	14

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6.5	Termination of Employment upon Death	14

ARTICLE VII
7.1	Reduction of Potential Parachute Payments	14
7.2	Use of Independent Auditors	15

ARTICLE VIII
8.1	The Allstate Corporation	15
8.2	The Plan Administrator	15
8.3	Delegations of Responsibility	16

ARTICLE IX
9.1	Amendment or Termination	16

ARTICLE X
10.1	General	17
10.2	Claim Decisions	17
10.3	Appealing Denial of Claims	17
10.4	Time Limits on Starting Lawsuits	18

ARTICLE XI
11.1	Legal and Other Expenses	18
11.2	Interest	19

ARTICLE XII
12.1	No Set-off	19
12.2	No Mitigation	19

ARTICLE XIII
13.1	Non-Solicitation	20
13.2	Survival of Undertakings	20
13.3	Non-Disparagement	20

ARTICLE XIV
14.1	Waiver of Certain Other Rights	21
14.2	Other Rights	21

ARTICLE XV
15.1	Participant Information	21
15.2	Governing Law	21
15.3	Notices	21
15.4	No Employment Contract	22
15.5	Headings	22

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15.6	Construction	22
15.7	Successors	22
15.8	Payments to Beneficiary	23
15.9	Non-Alienation of Benefits	23
15.10	No Deference	23
15.11	Tax Withholding	23
15.12	No Rights Prior to Effective Date	23
15.13	Severability	23
15.14	Section 409A	23

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ARTICLE I

Statement of Purpose

The purpose of The Allstate Corporation Change in Control Severance Plan (the “Severance Plan”) is to attract, motivate, and retain highly talented key employees and encourage and motivate these employees to devote their full attention to the performance of their assigned duties without the distraction of concerns regarding their termination of employment due to a Change in Control of The Allstate Corporation (“Allstate”).  The Employers believe that it is in the best interests of their key employees and customers, the communities they serve, and the stockholders of Allstate to provide financial assistance through severance payments and other benefits to eligible key employees who are terminated upon or within a certain period after a Change in Control.

ARTICLE II

Plan Date

This Severance Plan is effective as of December 30, 2011 (the “Plan Date”).  Each plan year ends as of December 31.

ARTICLE III

Definitions

When used in this Severance Plan, the terms specified below have the following meanings:

3.1       “Accrued Annual Bonus” means the amount of any annual bonus earned with respect to a prior fiscal year but not yet paid to a Participant as of his or her Termination Date, other than amounts that he or she has elected to defer.

3.2       “Accrued Base Salary” means the amount of a Participant’s Base Salary that is accrued but unpaid as of his or her Termination Date, other than amounts that the Participant has elected to defer.

3.3       “Accrued Obligations” means, as of any date, the sum of a Participant’s Accrued Base Salary, Accrued Annual Bonus, any accrued but unpaid vacation pay, and any other amounts and benefits that are then to be paid or provided to the Participant by the Allstate Parties (other than pursuant to any defined benefit or defined contribution plan of the Company, whether or not qualified under Section 401(a) of the Code), but have not yet been paid or provided (as applicable).

3.4       “Agreed Upon Procedures Report” is defined in Section 7.2.

3.5       “AIC” means the Allstate Insurance Company.

3.6       “Allstate” means The Allstate Corporation.

3.7       “Allstate Insurance Product” is defined in clause (a) of the definition of “Competitive Business.”

3.8       “Allstate Parties” means, in respect of a Participant, Allstate, AIC, and the Participant’s Employer.

3.9       “Annual Performance Period” means each period of time designated in accordance with any Bonus Plan that is based on performance and approved by the Board or any person or committee designated in the Bonus Plan, or in the absence of any Bonus Plan or any such designated period of time, each fiscal year.

3.10     “Article” means an article of this Severance Plan.

3.11     “Base Salary” means annual base salary, at an annual rate not less than 12 times the highest monthly base salary paid or payable to the Participant by his or her Employer in respect of the 12-month period immediately before the Effective Date.

3.12     “Beneficiary” is defined in Section 15.8.

3.13     “Board” means the Board of Directors of Allstate or, from and after the Effective Date of a Change in Control that gives rise to a Surviving Corporation, the Board of Directors of such Surviving Corporation.

3.14     “Board Turnover” is defined in clause (c) of the definition of “Change in Control.”

3.15     “Bonus Plan” means an annual bonus arrangement or Plan.

3.16     “Cause” means any one or more of the following:

(i)         Participant’s conviction of a felony or other crime involving fraud or dishonesty;

(ii)        Participant’s willful or reckless material misconduct in the performance of Participant’s duties;

(iii)       Participant’s habitual neglect of duties; or

(iv)       Participant’s willful or intentional breach of the restrictive covenants pursuant to Article XIII;

provided, however, that for purposes of clauses (ii), (iii), and (iv), Cause shall not include any one or more of the following:

(1)        bad judgment or negligence;

(2)        any act or omission believed by Participant in good faith to have been in or not opposed to the interest of the Company (without intent of Participant to gain, directly or indirectly, a profit to which Participant was not legally entitled);

(3)        any act or omission with respect to which a determination could properly have been made by the Board that Participant had satisfied the applicable standard of conduct for indemnification or reimbursement under Allstate’s bylaws, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; or

(4)        any act or omission with respect to which Participant receives a Notice of Consideration more than six months after the earliest date on which any member of the Board, not a party to the act or omission, knew or should have known of such act or omission; and

further provided, that if a breach of the restrictive covenants pursuant to Article XIII involved an act or omission based on Participant’s good faith and reasonable belief that Participant’s act or omission was in the best interests of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause unless, within 30 days after Participant receives the Notice of Consideration, Participant fails to cure such breach to the fullest extent that it is curable.

3.17     “CEO” means Chief Executive Officer.

3.18     “Change in Control” means, except as otherwise provided at the end of this Section, the occurrence of any one or more of the following:

(a)        (Voting Power)  any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or any employee benefit plan (or any related trust) of Allstate or any of its Subsidiaries, acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons, ownership of stock of Allstate possessing 30% or more of the combined voting power of all Voting Securities of Allstate (such a Person or group that is not a Similarly Owned Company (as defined below), a “More than 30% Owner”), except that no Change in Control shall be deemed to have occurred solely by reason of such ownership by a corporation with respect to which both more than 70% of the common stock of such corporation and Voting Securities representing more than 70% of the combined voting power of the Voting Securities of such corporation are then owned, directly or indirectly, by the Persons who were the direct or indirect owners of the common stock and Voting Securities of Allstate immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of Allstate, as the case may be (a “Similarly Owned Company”); or

(b) (Majority Ownership) any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or any employee benefit plan (or any related trust) of Allstate or any of its Subsidiaries, acquires ownership of more than 50% of the voting power of all Voting Securities of Allstate or of the total fair market value of the stock of Allstate (such a Person or group that is not a Similarly Owned Company, a “Majority Owner”), except that no Change in Control shall be deemed to have occurred solely by reason of such ownership by a Similarly Owned Company; or

(c)  (Board Composition) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (“Board Turnover”); or

(d)  (Reorganization) the consummation of a merger, reorganization, consolidation, or similar transaction, or of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of Allstate, or a plan of liquidation of Allstate (any of the foregoing, a “Reorganization Transaction”) that does not qualify as an Exempt Reorganization Transaction.

Notwithstanding anything contained herein to the contrary: (i) no transaction or event shall constitute a Change in Control for purposes of this Severance Plan unless the transaction or event constituting the Change in Control also constitutes a change in the ownership of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), a change in effective control of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii); and (ii) no sale or disposition of one or more Subsidiaries (“Sale Subsidiary”) or the assets thereof shall constitute a Change in Control for purposes of this Severance Plan if the investments in and advances by Allstate and its Subsidiaries (other than the Sale Subsidiaries) to such Sale Subsidiary as of immediately prior to the sale or disposition determined in accordance with Generally Accepted Accounting Principles (“GAAP”) (but after intercompany eliminations and net of the effect of intercompany reinsurance) are less than 51% of the Consolidated Total Shareholders’ Equity of Allstate as of immediately prior to the sale or disposition.  “Consolidated Total Shareholders’ Equity” means, at any date, the total shareholders’ equity of Allstate and its Subsidiaries at such date, as reported in the consolidated financial statements prepared in accordance with GAAP.

3.19     “Change of Control Employment Agreement” means a Change of Control Employment Agreement (Tier One), an Amended and Restated Change of Control Employment Agreement (Tier One), a Change of Control Employment Agreement (Tier Two) or an Amended and Restated Change of Control Employment Agreement (Tier Two).

3.20     “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any section of the Code shall also refer to any successor provision.

3.21     “Committee” means the Compensation and Succession Committee of the Board or any successor committee of the Board.

3.22     “Company” means, Allstate and each of its Subsidiaries and any successors thereto.

3.23     “Competitive Business” means as of any date (including during the one-year period commencing on the Termination Date) any corporation or other Person (and any branch, office, or operation thereof) that engages in:

(a)        the underwriting, reinsurance, marketing, or sale of (i) any form of insurance of any kind that the Company as of such date does, or proposes to, underwrite, reinsure, market, or sell (any such form of insurance, an “Allstate Insurance Product”) or (ii) any other form of insurance that is marketed or sold in competition with any Allstate Insurance Product, or

(b)        any other business that as of such date is a direct and material competitor of the Company;

and that is located (i) anywhere in the United States, or (ii) anywhere outside of the United States where the Company is then engaged in, or proposes to engage in, any of such activities.

3.24     “Deferred Compensation Plan” means The Allstate Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2011, and as may be further amended from time to time.

3.25     “Delegate” is defined in Section 8.3.

3.26     “Delegating Authority” is defined in Section 8.3.

3.27     “Disability” means an impairment which renders a Participant disabled within the meaning of Code Section 409A(a)(2)(C).

3.28     “Effective Date” means the date on which a Change in Control first occurs prior to this Severance Plan’s termination.

3.29     “Employee” means an individual who is designated as an employee of an Employer on the records of such Employer.

3.30                    “Employer” means Allstate, AIC, Allstate New Jersey Insurance Company, or any Person designated as an Employer by action of the Committee, or any successor or assign of any of the foregoing.

3.31                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

3.32                    “Exempt Reorganization Transaction” means a Reorganization Transaction that fails to result in (a) any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B))becoming a More than 30% Owner or a Majority Owner, (b) Board Turnover, or (c) a sale or disposition to any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) of the assets of Allstate that have a total Gross Fair Market Value (as defined below) equal to at least forty percent (40%) of the total Gross Fair Market Value of all of the assets of Allstate immediately before such transaction.

3.33                    “Excise Taxes” is defined in Section 7.1(a).

3.34                    “Good Reason” –

(a)                               “Good Reason” means the first to occur of the following actions or omissions that, unless otherwise specified, occurs during a Post-Change Period without the consent of Participant:

(i)                                   a material diminution in Participant’s base compensation composed of salary and incentives;

(ii)                                any material diminution in Participant’s authority, duties, or responsibilities;

(iii)                             any material diminution in the authority, duties, or responsibilities of the person to whom Participant reports, including a requirement that Participant report to a corporate officer or employee instead of reporting directly to the Board, if applicable;

(iv)                            a material change in the geographic location at which Participant must perform services; or

(v)                               any other action taken by the Employer resulting in a material negative change to the Participant in the Participant’s employment relationship if the Participant’s termination of employment based on such material negative change would constitute an involuntary separation from service for purposes of Section 409A of the Code.

(b)                              For purposes of Article VI, a Termination of Employment for Good Reason will be deemed to have occurred during the Post-Change Period if Participant gives notice as provided in Section 3.34(d) below within the Post-Change Period and the Termination of Employment is no more than thirty (30) days after the expiration of the cure period described in Section 3.34(e); provided, however, that for purposes of Section 5.3, a Termination of Employment for Good Reason will be deemed to have occurred during the Post-Change Period only if the date of the “separation from service,” within the meaning of Treasury Regulation 1.409A-1(h), occurs during the Post-Change Period.

(c)                               Any reasonable determination by Participant that any of the events specified in subsection (a) above has occurred and constitutes Good Reason shall be conclusive and binding for all purposes, unless the Company establishes by clear and convincing evidence that Participant did not have any reasonable basis for such determination.

(d)                              In the event of any Termination of Employment by Participant for Good Reason, Participant shall notify the Company of the events constituting such Good Reason by a Notice of Termination within ninety days of the date Participant should have known of the events constituting Good Reason.

(e)                               Company shall have thirty days from the date Participant provides Notice of Termination to remedy the conditions constituting Good Reason during which period no termination for Good Reason shall be deemed to have occurred.

(f)                                  If the Company has not remedied the conditions constituting Good Reason within the thirty-day period described in subsection (e) above, then, in order for Participant’s termination to constitute a termination for Good Reason, the date of Termination of Employment must occur no later than twelve (12) months after the date of the first action or omission constituting Good Reason.

3.35                    “Gross Fair Market Value” means the value of the assets of Allstate, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

3.36                    “including” means including without limitation.

3.37                    “Legal and Other Expenses” is defined in Section 11.1(a).

3.38                    “Majority Owner” is defined in clause (b) of the definition of “Change in Control.”

3.39                    “More than 30% Owner” is defined in clause (a) of the definition of “Change in Control.”

3.40                    “Notice of Consideration” is defined in Section 6.2(b)(ii).

3.41                    “Notice of Termination” means a written notice given in accordance with Section 15.3 that sets forth (i) the specific termination provision in this Severance Plan relied on by the party giving such notice, (ii) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

3.42                    “Officer” means an Employee Allstate considers an “officer” pursuant to Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934, as amended.

3.43                    “Participant” means an Employee who is eligible to participate in this Severance Plan and whose participation in this Severance Plan has commenced pursuant to Article IV.

3.44                    “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity, or government instrumentality, division, agency, body, or department.

3.45                    “Plan Administrator” is defined in Section 8.1.

3.46                    “Plan Date” is defined in Article II.

3.47                    “Plans” means plans, programs, or Policies of the Company.

3.48                    “Policies” means policies, practices, or procedures of the Company.

3.49                    “Post-Change Period” means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

3.50                    “Potential Parachute Payments” is defined in Section 7.1(a).

3.51                    “Pro-rata Annual Bonus” means, in respect of the Company’s fiscal year during which the Termination Date occurs, an amount equal to the product of Participant’s Target Annual Bonus (determined as of the Termination Date) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Termination Date, and the denominator of which equals 365.

3.52                    “Reorganization Transaction” is defined in clause (d) of the definition of “Change in Control.”

3.53                    “Section” means, unless the context otherwise requires, a section of this Severance Plan.

3.54                    “SERP” means the Supplemental Retirement Income Plan, as amended and restated, and as may be further amended from time to time, and any other defined benefit non-qualified deferred compensation arrangement.

3.55                    “Severance Plan” means The Allstate Corporation Change in Control Severance Plan, as set forth herein and as from time to time amended.

3.56                    “Similarly Owned Company” is defined in clause (a) of the definition of “Change in Control.”

3.57                    “Subsidiary” means any corporation, business trust, or limited liability company or partnership with respect to which Allstate owns, directly or indirectly, Voting Securities representing more than 50% of the aggregate voting power of the then-outstanding Voting Securities.

3.58                    “Surviving Corporation” means the corporation resulting from a Reorganization Transaction or, if securities representing at least 50% of the aggregate voting power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

3.59                    “Target Annual Bonus” as of any date means the amount equal to the product of a Participant’s Base Salary determined as of such date multiplied by the percentage of such Base Salary to which such Participant would have been entitled immediately prior to such date under any Bonus Plan for the Annual Performance Period for which the Annual Bonus is awarded if the performance goals established pursuant to such Bonus Plan were achieved at the 100% level as of the end of the Annual Performance Period.

3.60                    “Taxes” means federal, state, local, and other income, employment, and other taxes.

3.61                    “Termination Date” subject to Section 3.34, means the date of the receipt of the Notice of Termination by a Participant (if such Notice is given by the Participant’s Employer) or by the Participant’s Employer (if such Notice is given by the Participant), or any later date, not more than 15 days after the giving of such Notice, specified in such Notice; provided, however, that:

(a)              if the Participant’s employment is terminated by reason of death, the Termination Date shall be the date of the Participant’s death; and

(b)             if no Notice of Termination is given, the Termination Date shall be the last date on which the Participant is employed by an Employer.

3.62                    “Termination of Employment” means in respect of a Participant, any termination of the Participant’s employment with an Employer, whether such termination occurs by reason of (a) the initiative of the Employer or the Participant or (b) by death of the Participant; provided that such termination is also a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

3.63                    “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

ARTICLE IV

Eligibility and Participation

4.1                            Eligibility and Participation.  Eligibility to participate in this Severance Plan is limited to Employees who (i) are or were Officers at any time on or after the Plan Date, (ii) were party to a Change of Control Employment Agreement on the day prior to the Plan Date, or (iii) the Committee designates as eligible to participate in this Severance Plan.  Participation in this Severance Plan shall commence as follows: (A) Employees described in (i) above who were not party to a Change of Control Employment Agreement on the day prior to the Plan Date shall become Participants on the first day on or after the Plan Date that they are an Officer; (B) Employees described in (ii) above shall become Participants on the date their Change of Control Employment Agreements terminate, expire or otherwise cease to be in effect; and (C) Employees described in (iii) above shall become Participants on the date specified by the Committee or, if no date is specified by the Committee, on the date the Committee approved the Participant’s participation in this Severance Plan; provided, however, that no Employee described in (i), (ii), or (iii) above who is party to a Change of Control Employment Agreement shall commence participation in this Severance Plan unless and until such Change of Control Employment Agreement is terminated, expires or otherwise ceases to be in effect.  For avoidance of doubt, any Employee who meets the eligibility criteria described in (i) above shall remain a Participant as long as such person remains an Employee, regardless of whether or not such person remains an Officer.  Notwithstanding anything in this Severance Plan to the contrary, if a Participant is provided an Allstate Change in Control Severance Plan General Release and Waiver in substantially the form attached as Exhibit B not later than five calendar days after the Termination Date, the Participant shall not be eligible to receive any payments or benefits pursuant to Sections 6.1(a)(ii) through 6.1(b) unless, not later than sixty-five calendar days after the Termination Date, (a) the Participant executes (and does not revoke) the general release and waiver, and (b) if applicable, the seven-day revocation period applicable to such general release and waiver shall have expired.

ARTICLE V

Non-Qualified Deferred Compensation

5.1                            Eligibility for Article V Benefits. The provisions of this Article V are a continuation of the provisions in the Change of Control Employment Agreements relating to vesting and payment of benefits under any SERP and account balances under the Deferred Compensation Plan.  The provisions in this Article V shall not apply to Participants who were not party to a Change of Control Employment Agreement on the day prior to the Plan Date.  Amounts will be paid pursuant to this Article V only to the extent the payment of such amounts would comply with the provisions of Section 409A of the Code.  To the extent payment pursuant to this Article V would not comply with the provisions of Section 409A of the Code, payments will be made in accordance with the terms of the SERP or Deferred Compensation Plan.

5.2                            Vesting and Payment of Benefits.  On the Effective Date of a Change in Control, each Participant shall become fully vested in all benefits previously accrued under any SERP.  Within five business days after the Effective Date of a Change in Control, each Participant who was party to a Change of Control Employment Agreement on the day prior to the Plan Date shall receive a lump-sum cash amount equal to:

(a)                               the sum of all accrued benefits under any SERP, plus

(b)                              the sum of Participant’s account balances under the Deferred Compensation Plan.

5.3                            Payment of Benefits During Post-Change Period.  If, during the Post-Change Period, a Participant who was party to a Change of Control Employment Agreement on the day prior to the Plan Date terminates his or her employment for Good Reason or an Employer terminates such a Participant’s employment other than for Cause, death, or Disability (and, in each case, the termination constitutes a Termination of Employment), then the Participant shall be paid, within five business days after the date of Termination of Employment (subject to Section 15.14(a)), the sum of the Participant’s account balances under the Deferred Compensation Plan and all accrued benefits under any SERP, whether vested or unvested, to the extent such amounts have not been previously paid (whether pursuant to Section 5.2 or otherwise).

5.4                            No Duplication.  Payments pursuant to this Article V shall be deemed to be the payment of amounts owed under any SERP and the Deferred Compensation Plan, not additional payments.

ARTICLE VI

Severance Payments Upon Termination of Employment

6.1                            Termination of Employment by a Participant for Good Reason or by an Employer Other Than for Cause, Death or Disability. If, during the Post-Change Period, a Participant terminates his or her employment for Good Reason or an Employer terminates a Participant’s employment other than for Cause, death, or Disability (and, in each case, the termination constitutes a Termination of Employment), then the Participant shall receive the following:

(a)                               The Employer shall pay the Participant, a lump-sum cash amount equal to the sum of the following:

(i)                                   all Accrued Obligations;

(ii)                              the Participant’s Pro-rata Annual Bonus reduced (but not below zero) by the amount of any annual bonus paid to the Participant with respect to the Employer’s fiscal year during which the Termination Date occurs;

(iii)                           (A) for the CEO, an amount equal to three (3.0) times the sum of Base Salary and Target Annual Bonus, each determined as of the Termination Date; provided, however, that any reduction in the Participant’s Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for this purpose; or (B) for all Participants other than the CEO, an amount equal to two (2.0) times the sum of Base Salary and Target Annual Bonus, each determined as of the Termination Date; provided, however, that any reduction in the Participant’s Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for this purpose; and

(iv)                          the excess of (A) the amount the Participant would pay, between the Termination Date and the eighteen-month anniversary of the Termination Date, for COBRA continuation coverage for the Participant and his or her eligible dependents under an Employer-sponsored group health plan in which the Participant and such dependents were participating as of the Effective Date over (B) the amount that the Participant would pay for group health coverage if he or she were still in the employ of the Employer.

Such lump-sum amount shall be paid no more than sixty-five calendar days after the date of Termination of Employment.

(b)                              The Employer shall pay on behalf of the Participant all reasonable fees and costs charged by the outplacement firm selected by the Employer to provide outplacement services to the Participant that are incurred no later than the end of the second calendar year following the calendar year in which the Termination of Employment occurs.

6.2                            Termination of Employment for Cause.

(a)                               If an Employer terminates a Participant’s employment for Cause during the Post-Change Period, the Participant shall receive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.  Such lump-sum amount shall be paid no more than 30 business days after the date of Termination of Employment.

(b)                              The Employer shall strictly observe each of the following procedures in connection with any Termination of Employment for Cause during the Post-Change Period:

(i)                                   A meeting of the Board shall be called for the stated purpose of determining whether Participant’s acts or omissions satisfy the definition of Cause and, if so, whether to terminate Participant’s employment for Cause.

(ii)                                Not less than 30 days prior to the date of such meeting, the Company shall provide Participant and each member of the Board a written notice (a “Notice of Consideration”) containing (x) a detailed description of the acts or omissions alleged to constitute Cause, (y) the date, time, and location of such meeting of the Board, and (z) Participant’s rights under clause (iii) below.

(iii)                             Participant shall have the opportunity to appear before the Board in person and, at Participant’s option, with legal counsel, and/or to present to the Board a written response to the Notice of Consideration.

(iv)                            Participant’s employment may be terminated for Cause only if (x) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in Section 3.15, (y) the Board makes a specific determination to such effect and to the effect that Participant’s employment should be terminated for Cause, and (z) the Company thereafter provides Participant with a Notice of Termination that specifies in specific detail the basis of such Termination of Employment for Cause and which Notice shall be consistent with the reasons set forth in the Notice of Consideration.  The Board’s determination specified in clause (y) of the preceding sentence shall require the affirmative vote of at least 75% of the members of the Board.

(v)                               In the event that the existence of Cause shall become an issue in any action or proceeding between the Company and Participant, the Company shall, notwithstanding the determination referenced in clause (iv) of this Section 6.2(b), have the burden of establishing that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause and that the Company has satisfied the procedural requirements in this Section.  The satisfaction of the Company’s burden shall require clear and convincing evidence.

6.3                            Termination of Employment Other Than for Good Reason.  If a Participant terminates employment during the Post-Change Period other than for Good Reason, Disability, or death, the Participant shall receive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.  Such lump-sum amount shall be paid no more than 30 business days after the date of Termination of Employment.

6.4                            Termination of Employment for Disability.  If an Employer terminates a Participant’s employment by reason of the Participant’s Disability during the Post-Change Period, the Participant shall receive the following:

(a)                               a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date, such lump-sum amount to be paid no more than 30 business days after the date of Termination of Employment, and

(b)                              disability and other benefits after the Termination Date that are not less than the most favorable of such benefits then available under Plans of the Employer to disabled peer executives of the Employer.

6.5                            Termination of Employment upon Death.  If a Participant’s employment is terminated by reason of the Participant’s death during the Post-Change Period, the Participant’s estate or Beneficiary shall receive the following:

(a)                               a lump-sum cash amount equal to all Accrued Obligations, such lump-sum amount to be paid no more than 30 business days after the Termination Date; and

(b)                              survivor and other benefits that are not less than the most favorable survivor and other benefits then available under Plans of the Employer to the estates of or the surviving families of peer executives of the Employer.

ARTICLE VII

Reductions in Payments by the Company

7.1                            Reduction of Potential Parachute Payments.

(a)                               If it is determined by Allstate’s independent auditors that any monetary or other benefit received or deemed received by a Participant from the Company pursuant to this Severance Plan, (such monetary or other benefits collectively, the “Potential Parachute Payments”), is or will become subject to any excise tax under Section 4999 of the Code or any similar tax under any United States federal, state, local, or other law other than Section 409A of the Code (such excise tax and all such similar taxes collectively, “Excise Taxes”), and reducing the Potential Parachute Payments would increase the aggregate amount received by such Participant (after taking into consideration the payment of all income and Excise Taxes that would be owing as the result of the Potential Parachute Payments), the Company shall reduce the Potential Parachute Payments by the amount necessary to maximize such amounts for such Participant.  The reduction in Potential Parachute Payments will be determined on an after-tax basis in the following order:

(i) all amounts that are not deferred compensation for purposes of Section 409A of the Code, and

(ii) all amounts that are deferred compensation for purposes for Section 409A of the Code,

in each case such amounts to be reduced in the order that results in the greatest reduction in the amount valued as a “parachute payment” as that term is used in Section 280G of the Code and that results in the least economic impact to such Participant.

(b)                              For purposes of determining the amount of a Participant’s Change in Control benefits on an after-tax basis, the Participant shall be deemed to be subject to the highest effective marginal rate of Taxes.

7.2                            Use of Independent Auditors.  In the event of Potential Parachute Payments, the Company shall retain independent auditors to review the determination of the amounts of the Potential Parachute Payments. The independent auditor will be engaged to perform agreed upon procedures including verifying the detailed calculations of the amounts of the Potential Parachute Payments, and the assumptions relating thereto, and shall issue a report setting forth the procedures performed and indicating whether there were any exceptions noted (the “Agreed Upon Procedures Report”).  The Agreed Upon Procedures Report shall be delivered to Participant.  Participant or the Company may at any time request the preparation and delivery to Participant of an Agreed Upon Procedures Report.  The Company shall cause the Agreed Upon Procedures Report to be delivered to Participant as soon as reasonably possible after such request.

ARTICLE VIII

Administration

8.1                            The Allstate Corporation.  Allstate shall have overall responsibility for the establishment, amendment, and termination of this Severance Plan.  In carrying out its responsibilities hereunder, Allstate shall act through the Board or through a designated committee of the Board, or through a duly appointed delegate of the Board or such committee.  This Severance Plan shall be administered by the plan administrator who shall be the Company’s senior-most officer with responsibility for the human resource function (the “Plan Administrator”).

8.2                            The Plan Administrator.  This Severance Plan shall be administered in a uniform and nondiscriminatory manner by the Plan Administrator who shall have the responsibilities, duties, and powers delegated to him or her in this Severance Plan and any responsibilities, duties, and powers under this Severance Plan that are not specifically delegated to anyone else, including but not limited to the following powers:

(a)        subject to any limitations under this Severance Plan or applicable law, to make and enforce such rules and regulations and prescribe the use of such forms as he or she shall deem necessary for the efficient administration of this Severance Plan;

(b)        to require any person to furnish such information as he or she may request as a condition to receiving any benefit under this Severance Plan;

(c)        to decide on questions concerning this Severance Plan and the eligibility of any Participant to participate in this Severance Plan, in accordance with the provisions of this Severance Plan; and

(d)        to compute or have computed the amount of benefits that shall be payable to any person in accordance with the provisions of this Severance Plan.

8.3       Delegations of Responsibility.  Each of the Board, the Committee, and the Plan Administrator (each, a “Delegating Authority”) shall have the authority to delegate from time to time, in writing, all or any part of his or her or its responsibilities under this Severance Plan to such person or persons (each, a “Delegate”) as he, she, or it may deem advisable (and may authorize such Delegate, upon receiving the written consent of the Delegating Authority, to delegate such responsibilities to such other person or persons as the Delegating Authority shall authorize), and in the same manner to revoke any such delegation of responsibility.  Any action of the Delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by such Delegate’s Delegating Authority.  Any Delegating Authority shall remain responsible for any acts or omissions of any of its Delegates.  Each Delegate shall periodically report to its Delegating Authority concerning the discharge of the delegated responsibilities.

ARTICLE IX

Amendments; Termination

9.1       Amendment or Termination.  Allstate shall have the sole right to alter, amend, or terminate this Severance Plan in whole or in part at any time; provided, however, that (a) no amendment or termination of this Severance Plan shall become effective during the period commencing on the 365th day immediately preceding the Effective Date and ending on the second anniversary of the Effective Date, or during an Imminent Control Change Period, without the written consent of Participants, (b) this Severance Plan shall not be amended in a manner that would cause amounts described in Article V to be taxable pursuant to Section 409A of the Code, and (c) to the extent any Participants have accrued but unpaid benefits under any SERP or unpaid account balances under the Deferred Compensation Plan at the time of any termination of this Severance Plan, Article V (and such other provisions in this Severance Plan needed to properly administer Article V) shall remain in effect with respect to such Participants until the day after the first anniversary of the date of the termination of this Severance Plan.  For purposes of this Section 9.1, Allstate shall act through its Board or through any party properly authorized to so act by a Board resolution.  An Imminent Control Change Period starts on the date on which a proposal or offer for a Change of Control is presented to Allstate’s stockholders generally or to any of Allstate’s directors or executive officers or is publicly announced (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) and continues so long as such proposal or offer for a Change of Control remains effective and has not expired or been revoked. Any purported Severance Plan termination or amendment in violation of this Section 9.1 shall be void and of no effect.

ARTICLE X

Claims Procedure

10.1     General.  It is not necessary for a Participant to apply for benefits under this Severance Plan.  However, if a Participant (or his or her beneficiary) wishes to file a claim for benefits, such claim must be in writing and filed with the Plan Administrator.

10.2     Claim Decisions.  Within 90 calendar days after receiving a claim for benefits, the Plan Administrator will:

•         Either approve or deny the claim completely or partially; and

•                                  Notify the Participant or his or her representative of approval or denial of the claim.

The time period for notice of decision may be extended for one additional 90 calendar-day period provided that, prior to any extension period, the Plan Administrator notifies the Participant or his or her representative in writing that an extension is necessary due to circumstances beyond the Plan Administrator’s control, identifies those circumstances, and gives the date by which he or she expects to render a decision.  The written decision will include, in addition to other information required by applicable law:

•                                        Specific reasons for the decision;

•                                        Specific references to this Severance Plan provisions on which the decision is based;

•                                        A description of any additional material or information required from the Participant and an explanation of why such material is required; and

•                                        A description of the review procedures and time limits applicable to such procedures.

10.3     Appealing Denial of Claims.  On any wholly or partially denied claim, a Participant may file an appeal with the Plan Administrator for a full and fair review.  A Participant may:

•                                        Request a review upon written application within 60 calendar days of the claim denial;

•                                        Request, free of charge, copies of all documents, records, and other information relevant to the Participant’s claim; and

•                                        Submit written comments, documents, records, and other information related to the Participant’s claim.

The Plan Administrator will notify the Participant or his or her representative of his or her decision no more than 60 calendar days after the appeal is received.  However, the time period for notice may be extended for one additional 60 calendar-day period provided that, prior to the extension, the Plan Administrator notifies the Participant or his or her representative in writing that an extension is necessary due to circumstances beyond the Plan Administrator’s control, identifies those circumstances, and gives the date by which he or she expects to render a decision.

The written decision will include, in addition to other information required by applicable law:

•                                        Specific reasons for the decision;

•                                        Specific references to this Severance Plan provisions on which the decision is based; and

•                                        A statement that the Participant may request, free of charge, copies of all documents, records, and other information relevant to his or her claim.

The decision of the Plan Administrator is final.

10.4     Time Limits on Starting Lawsuits.  No claimant (including Participants and their beneficiaries) or claimant’s representative may file or commence any lawsuit or legal action to obtain any benefit under this Severance Plan, without first having complied with and exhausted all levels of appeal required by this Severance Plan, and in any event more than 180 days after the final appeal is denied by the Plan Administrator or the Plan Administrator’s delegate(s).  Failure to follow the claim procedures of this Severance Plan, including timeframes and exhaustion of administrative remedies, shall result in a loss of benefits, if otherwise available.

ARTICLE XI

Expenses and Interest

11.1     Legal and Other Expenses.

(a)        If a Participant incurs legal fees or other expenses (including expert witness and accounting fees) in an effort to determine, secure, preserve, establish entitlement to, or obtain benefits under this Severance Plan (collectively, “Legal and Other Expenses”), the Employer shall, subject to subsection (c) below, pay or reimburse the Participant for such Legal and Other Expenses in accordance with subsection (b) below.

(b)        All Legal and Other Expenses shall be paid or reimbursed on a monthly basis within 10 days after Allstate’s receipt of a Participant’s written request for reimbursement accompanied by evidence that such Legal and Other Expenses were incurred.

(c)        If a Participant does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Participant or by one or more of the Allstate Parties, this Severance Plan, or the Plan Administrator hereunder, and such parties establish before a court of competent jurisdiction, by clear and convincing evidence, that the Participant had no reasonable basis for his or her claim hereunder, or for his or her response to such parties’ claim hereunder, or acted in bad faith, no further payment of or reimbursement for Legal and Other Expenses shall be due to Participant in respect of such claim and the Participant shall refund any amounts previously paid or reimbursed hereunder with respect to such claim.

11.2     Interest.  If a Participant’s Employer does not pay an amount due to the Participant under this Severance Plan within five business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

ARTICLE XII

No Set-Off or Mitigation

12.1     No Set-off.  A Participant’s right to receive when due the payments and other benefits provided for under this Severance Plan is absolute, unconditional, and subject to no set-off, counterclaim, recoupment, or other claim, right, or action that any Allstate Party may have against the Participant or others, except as expressly provided in this Section.  Time is of the essence in the performance by the Allstate Parties of their respective obligations under this Severance Plan.  Any claim that the Allstate Parties may have against a Participant shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by a Participant to enforce any rights under this Severance Plan, except if (i) the Allstate Parties’ claim is determined by a court to be a compulsory counterclaim under applicable law or (ii) if a court determines that the Allstate Parties would otherwise be materially prejudiced if its claim were to be brought in a separate action.

12.2     No Mitigation.  No Participant shall have any duty to mitigate the amounts payable by the Allstate Parties under this Severance Plan by seeking or accepting new employment or self-employment following termination.  Except as specifically otherwise provided in this Severance Plan, all amounts payable pursuant to this Severance Plan shall be paid without reduction regardless of any amounts of salary, compensation, or other amounts that may be paid or payable to the Participant as the result of the Participant’s employment by another employer or self-employment.

ARTICLE XIII

Restrictive Covenants

13.1     Non-Solicitation.  If Participant remains employed by the Company on the Effective Date, Participant shall not at any time during the period beginning on the Effective Date and ending on the first anniversary of the Termination Date, directly or indirectly:

(a)        other than in connection with the good-faith performance of his or her duties as an officer of the Company, encourage any employee or agent of the Company to terminate his or her relationship with the Company to engage or participate in, become employed by, serve as a director of, or render advisory, consulting, or other services in connection with, any Competitive Business;

(b)        employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, in connection with any Competitive Business, any employee or agent of the Company (other than by the Company or its affiliates), or cause or encourage any Person to do any of the foregoing;

(c)        establish (or take preliminary steps to establish) a Competitive Business with, or encourage others to establish (or take preliminary steps to establish) a Competitive Business with, any employee or agent of the Company; or

(d)        interfere with the relationship of the Company with, or endeavor to entice away from the Company, any Person who or which at any time during the period commencing one year prior to the Effective Date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company.

13.2     Survival of Undertakings.  All of the provisions of this Article XIII shall survive any Termination of Employment without regard to the reasons for such termination

13.3     Non-Disparagement.  If Participant remains employed by the Company on the Effective Date, Participant shall not at any time during the two-year period commencing on the Termination Date (a) make any written or oral statement that brings the Company or any of its then-current or former employees, officers, or agents into disrepute, or tarnishes any of their images or reputations or (b) publish, comment on, or disseminate any statements suggesting or accusing the Company or any of its then-current or former agents, employees, or officers of any misconduct or unlawful behavior.  This Section shall not be deemed to be breached by testimony of Participant given in any judicial or governmental proceeding that Participant reasonably believes to be truthful at the time given or by any other action of Participant that he or she reasonably believes is taken in accordance with the requirements of applicable law or administrative regulation,  including but not limited to conduct authorized by the National Labor Relations Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

ARTICLE XIV

Non-Exclusivity of Rights

14.1     Waiver of Certain Other Rights.  This Severance Plan shall be a Participant’s only source of severance payments and benefits for terminations of employment described in Article VI that occur during the Post-Change Period.  If a Participant is eligible to receive the severance payments and benefits pursuant to Article VI, the Participant shall be deemed to have waived his or her right to receive any other severance payments or benefits under any other Plan or agreement of the Company.

14.2     Other Rights.  Except as expressly provided in Section 14.1, this Severance Plan shall not prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive, or other Plans provided by the Company and for which the Participant may qualify, nor shall this Severance Plan limit or otherwise affect such rights as the Participant may have under any other agreements with the Company.  Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any Plan and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Severance Plan.

ARTICLE XV

Miscellaneous

15.1     Participant Information.  Each Participant shall notify Allstate of his or her mailing address and each change of mailing address.  Each Participant shall also furnish Allstate with any other information and data that the Plan Administrator considers necessary for the proper administration of this Severance Plan.  The information provided by the Participant under this Section shall be binding on the Participant, his or her dependents, and any beneficiary for all purposes of this Severance Plan, and the Plan Administrator shall be entitled to rely on any representations regarding personal facts made by a Participant, his or her dependents, or beneficiary, unless such representations are known by the Plan Administrator to be false.

15.2     Governing Law.  The provisions of this Severance Plan shall be governed, construed, and administered in accordance with the laws of the State of Illinois, other than its laws respecting choice of law, except to the extent preempted by federal law.

15.3     Notices.  All notices and other communications under this Severance Plan shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Participant, at his or her most recent home address on file with the Company.

If to Allstate or AIC:

The Allstate Corporation

2775 Sanders Road

Northbrook, Illinois 60062

Attention:  General Counsel

If to any other Employer:

[name of Employer]

c/o The Allstate Corporation

2775 Sanders Road

Northbrook, Illinois 60062

Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing.  Notice and communications shall be effective when actually received by the addressee.

15.4     No Employment Contract.  The existence of this Severance Plan shall not confer any legal or other rights upon any Participant to a continuation of employment.  The Company and each Employer reserve the right to terminate any Participant with or without cause at any time, notwithstanding the provisions of this Severance Plan.

15.5     Headings.  The headings in this Severance Plan are for convenience of reference and shall not be given substantive effect.

15.6     Construction.  Any masculine pronoun shall also mean the corresponding female or neuter pronoun, as the context requires.  The singular and plural forms of any term used in this Severance Plan shall be interchangeable, as the context requires.

15.7     Successors.  This Severance Plan shall inure to the benefit of and be binding upon Allstate and each Employer and their successors and assigns, provided that, with respect to the Employers, the successors and assigns remain subsidiaries of Allstate or its successors or assigns. Allstate will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of any Employer to assume expressly and agree to comply with this Severance Plan in the same manner and to the same extent that the Employer would be required to comply with it if no such succession had taken place.  Any successor to the business or assets of any Employer that assumes or agrees to perform this Severance Plan by operation of law, contract, or otherwise shall be jointly and severally liable with the Employer under this Severance Plan as if such successor were the Employer.

15.8     Payments to Beneficiary.  If a Participant dies before receiving amounts to which he or she is entitled under this Severance Plan, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by the Participant (each, a “Beneficiary”), or if none is so designated, to the Participant’s estate.

15.9     Non-Alienation of Benefits.  Benefits payable under this Severance Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, before actually being received by the Participant, and any such attempt to dispose of any right to benefits payable under this Severance Plan shall be void.

15.10   No Deference.  Unless otherwise expressly provided in this Severance Plan, no determination pursuant to, or interpretation of, this Severance Plan made by the Committee, the Plan Administrator, Allstate, the Employer, the Board (or any committee thereof), or any successor corporation shall be entitled to any presumptive validity or other deference in connection with any judicial or administrative proceeding relating to or arising under this Severance Plan.

15.11   Tax Withholding.  An Employer may withhold from any amounts payable under this Severance Plan any Taxes that are required to be withheld pursuant to any applicable law or regulation.

15.12   No Rights Prior to Effective Date.  Notwithstanding any provision of this Severance Plan to the contrary, this Severance Plan shall not entitle any Participant to any compensation, severance, or other payments or benefits of any kind prior to an Effective Date.

15.13   Severability.  If any one or more Articles, Sections, or other portions of this Severance Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section, or other portion not so declared to be unlawful or invalid.  Any Article, Section, or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section, or other portion to the fullest extent possible while remaining lawful and valid.

15.14   Section 409A.

(a)        Six-Month Delay.  Payments will be delayed to the extent required under Section 409A(a)(2)(B) of the Code. If any payment is required to be delayed pursuant to Section 409A(a)(2)(B), such payment shall be aggregated and not paid to Participant prior to the first business day following the date that is six (6) months after the date of Participant’s Termination of Employment.  Any payments subject to a six-month delay shall be paid with interest which shall accrue from the date such payment became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the six-month delay period.  Any payments scheduled to be made after the date that is six (6) months after the Termination of Employment shall be paid to Participant in accordance with the other provisions of this Severance Plan or applicable plan.

(b)        Interpretation to Avoid Section 409A Penalties.  This Severance Plan is intended to comply with the provisions of Section 409A of the Code so as to avoid the imposition of any Section 409A excise taxes and penalties on the Participant under Section 409A of the Code.  This Severance Plan shall be interpreted, construed, and administered consistent with that intent.

(c)        Reimbursements and In-Kind Benefits.  All reimbursements and in-kind benefits provided under this Severance Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be solely for expenses incurred during the time period specified in this Severance Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of Participant’s taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

EXHIBIT A

The Allstate Corporation

Change in Control Severance Plan

Schedule of Adopting Subsidiaries

Allstate Insurance Company

Allstate New Jersey Insurance Company

EXHIBIT B

GENERAL RELEASE AND WAIVER

ALLSTATE CHANGE IN CONTROL SEVERANCE PLAN

This General Release and Waiver (“Release”) is made and entered into this         day of                , 20   , by and between The Allstate Corporations and its subsidiaries (“Allstate”) and                                                     (the “Employee”) and is entered into because the Employee is terminating employment with Allstate and is requesting severance benefits pursuant to the terms of the Allstate Change in Control Severance Plan (“Plan”).

1.            In return for the consideration that Employee is receiving pursuant to the terms of the Plan, Employee hereby generally releases and forever discharges Allstate, its parent, subsidiaries, affiliates, employees, officers, shareholders, successors, assigns, benefit plans, plan administrators, representatives, trustees and plan agents (“Allstate Releasees”), from any and all liability, actions, charges, causes of action, demands, damages, entitlements or claims for relief or remuneration of any kind whatsoever, whether known or unknown, or whether previously asserted or unasserted, stated or unstated, arising out of, connected with, or related to, Employee’s employment and/or the termination thereof, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. §1981, the National Labor Relations Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Act, or any other similar federal, state or local civil rights laws, as those Acts have been amended, or any other federal, state, or local law or ordinance or the common law.  Employee also hereby generally releases and forever discharges the Allstate Releasees from any and all other causes of action, or claims of any type, whether in law, in equity, or otherwise, whether known or unknown which Employee had or may have had prior to the date that this Agreement was signed.  Employee further agrees that if any claim is made on his/her behalf with respect to any matter released and waived under this Release, Employee waives any rights he/she may have with respect to such claims and agree not to take any payments or other benefits from such claim.  Notwithstanding the foregoing, this Release does not apply to any future claims that may arise after the Effective Date of the Release or to any benefits to which Employee is entitled in accordance with any Allstate plan subject to ERISA by virtue of Employee’s employment with Allstate prior to Employee’s termination date.

For Employees in California, North Dakota, and South Dakota only:  Employee also specifically acknowledges that he/she is aware of and familiar with the provisions of California Civil Code Section 1542, South Dakota Codified Laws Section 20-7-11, and North Dakota Century Code Section 9-13-02 and expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542, South Dakota

Codified Laws Section 20-7-11, and North Dakota Century Code Section 9-13-02, which provide:

A general release does not extend to claims that the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor must have materially affected the creditor’s settlement with the debtor.

2.            Employee acknowledges that:

a.             Employee has read the Release, and understands its legal and binding effect.  Employee is acting voluntarily and of his/her own free will in executing this Release.

b.            Employee was advised in writing, and has had the opportunity, to seek the advice of an attorney prior to signing this Release.

c.             Employee was given at least 45 days to consider the terms of the Plan, including this Release, before signing this Release.

d.            Employee accepts the terms of the Plan and this Release by signing this Release where indicated.  Unless state law requires otherwise, Employee can revoke his/her decision to accept this Release (and thereby his/her agreement to the terms of the Plan) by sending written notification, which is received by the General Counsel, Allstate Insurance Company, 2775 Sanders Road, F7, Northbrook, IL 60062, within seven calendar days after he/she signs this Release.  Once the seven (7) day revocation period has expired without Employee having revoked the Release, this Release becomes effective (Effective Date) and enforceable by Allstate Releasees.

3.            Employee further acknowledges that on the date Employee received the Release, Employee was advised in writing of (a) the class, unit, or group of individuals covered by the Plan; the eligibility criteria for Plan benefits; the job titles and ages of all individuals eligible or selected for Plan benefits; and the time limits applicable to Plan benefits, and (b) the ages of all individuals in the same job classifications or organizational unit, who are not eligible or not selected for Plan benefits.

4.            As part of the terms of the Plan, Employee agrees not to disclose to anyone any of Allstate’s confidential non-public information which was obtained by the Employee during the course of his or her employment with Allstate.  Employee certifies that as of the date his or her employment with Allstate terminates, the Employee has returned to Allstate all documents, devices on which electronic data may be stored, including laptop computers, diskettes, CDs, flash memory drives, and the like, and any blueprints, reports, manuals, letters, notes and all other materials and copies of same which contain confidential information and which were in his/her possession or control.  If Allstate determines that Employee has failed to return any such materials, it will make a written demand for such materials upon the Employee.  Immediately upon receipt of said demand (within 48 hours), Employee will return any such materials in his or his possession or control and all copies thereof.  Retention of the Plan payment is conditioned upon the Employee’s full and timely compliance with this paragraph.

5.            It is further agreed that Employee will not encourage or assist any employee of Allstate and/or other persons in litigating claims against Allstate Releasees unless required to provide testimony or documents pursuant to a lawful subpoena or as otherwise required by law.

6.            It is further agreed that Employee shall make himself/herself available to provide testimony or to participate in any investigation for which Allstate Releasees request the Employee’s participation or testimony.  For such testimony, Allstate Releasees will reimburse Employee for all reasonable expenses associated with the Employee’s testimony or participation in any investigation.

7.            Nothing herein shall prevent either party, at any time subsequent to the execution of this Release, from enforcing the terms and conditions of the Release.  In the event this Release is determined to be legally invalid, void, voidable, or otherwise unenforceable by any court of competent jurisdiction because it does not meet the requirements for the waiver or release of claims under one or more specific laws or statutes, this Release shall remain enforceable as to all other laws and statutes.

8.            Employee acknowledges that he/she has read this Release, that he/she fully understands and appreciates the meaning of this Release, that it fully reflects the entirety of the agreement between the parties, that no representation, inducement, or warranty has been made to him/her by or on behalf of Employer except as set forth in The Allstate Corporation Change of Control Severance Plan, that he/she has had the opportunity to consult legal counsel of his/her selection, and that he/she knowingly and voluntarily enters into this Agreement and agrees to comply with its terms and conditions.

Employee	Allstate

By:
Print Employee Name

Employee Signature	Date

Date